April 29, 2022

Dear Stockholder:

MacKenzie Realty Capital, Inc. is pleased to announce that after resuming our regular quarterly dividend earlier last year, we are increasing the dividend again, to a rate of $0.09 per common share, our fifth consecutive quarterly increase in the dividend.  The dividend will be more than supported by cash flow from operations for the quarter ended March 31, 2022.  The dividend is payable to common shareholders of record as of March 31, 2022.

We anticipate continued recovery in the performance of our portfolio and believe that we may be able to continue to increase our dividend rate in the future.  Our Offering Circular for the sale of a newly created class of preferred stock was declared effective by the SEC last November.

We are also aware that many shareholders have been concerned about liquidity options in general, and our redemption plans specifically.  The first step toward re-starting our redemption plan was to re-start the dividend.  Because the Dividend Reinvestment Program funds the Share Redemption Program, we needed to have a dividend before we can have redemptions.  After five quarters of dividends, we are pleased to announce the complete re-opening of our Shareholder Redemption Plan.  Shareholders who would like more information or who wish to submit their shares for repurchase to the SRP should contact our investor relations department at investors@mackenziecapital.com.

We anticipate closing on two significant acquisitions (including the Wiseman transaction previously disclosed on Form 8-K) in the quarter ending June 30, 2022, and we look forward to reporting on those at the appropriate time.

We appreciate your investment in MRC.  We are excited about the interest we have received in MRC from investors and the investment opportunities we have encountered.  We believe your confidence in us will be rewarded.

Sincerely,
MacKenzie Realty Capital, Inc.

Robert E. Dixon, President

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believe,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” “rewarded,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.  This letter does not constitute an offer to purchase or sell Mackenzie securities. No money or consideration is being solicited by the information in this letter or any other communication and, if sent, money will not be accepted and will be promptly returned. A potential investor’s indication of interest does not create a commitment to purchase the securities we are offering. A copy of the Offering Circular may be obtained on the SEC’s website: www.sec.gov/Archives/edgar/data/1550913/000155091321000062/mrcofferingcircular11.2.21.htm.